Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 2021 Omnibus Equity Incentive Plan and the Employee Stock Purchase Plan of agilon health, inc. of our report dated March 18, 2021, except for the second paragraph of Note 1, as to which the date is April 1, 2021, with respect to the consolidated financial statements of agilon health, inc. for the years ended December 31, 2020 and 2019 included in the Registration Statement (Form S-1 No. 333-254435), filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Los Angeles, California

April 14, 2021